UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section14(a) of the Securities
Exchange Act of 1934
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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
A-Mark Precious Metals, Inc.

(Name of Registrant as Specified In Its Charter)

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A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230
Santa Monica, California 90401

January 6, 2016
To Our Stockholders:

    You are cordially invited to attend the 2016 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. ("Annual Meeting"), which will be held at Fairmont Miramar Hotel & Bungalows located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 2, 2016, starting at 9:00 a.m. PST.

    The Notice of Annual Meeting and proxy statement covering the formal business to be conducted at the Annual Meeting follow this letter.

    We hope that you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely,

/s/ Carol Meltzer
Carol Meltzer
Secretary

A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230
Santa Monica, California 90401

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of Stockholders of A-Mark Precious Metals, Inc. (the “Annual Meeting”) will be held at Fairmont Miramar Hotel & Bungalows, located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 2, 2016, starting at 9:00 a.m. PST, for the following purposes:

•	to elect eight directors to serve for a term of one year (until the 2017 Annual Meeting of Stockholders) and until their respective successors have been duly elected and qualified;

•	to vote, on an advisory basis, to approve the compensation of named executive officers for fiscal 2015 of the A-Mark Precious Metals, Inc. (the “Company”), as disclosed in this Proxy Statement;

•	to vote to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for the fiscal year ending June 30, 2016; and

•	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on December 18, 2015, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the reply envelope provided, which requires no postage if mailed in the United States. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy card. By promptly returning your proxy card, you will greatly assist us in preparing for the Annual Meeting.

By order of the Board of Directors,

/s/ Carol Meltzer
CAROL MELTZER
Secretary
Santa Monica, California
January 6, 2016

IMPORTANT:
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to Be Held on February 2, 2016:
The Proxy Materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at http://www.amark.com
* * * * * *
Information on our website, other than this Proxy Statement, is not part of this Proxy Statement.

A-Mark Precious Metals, Inc.
PROXY STATEMENT FOR
2016 ANNUAL MEETING OF STOCKHOLDERS
To be held on February 2, 2016

Commencing on or about January 7, 2016 this proxy statement and the enclosed form of proxy card are being mailed to stockholders of A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark” or the “Company” or “we” or “us”), in connection with the Company’s Board of Directors’ solicitation of proxies for use at the Annual Meeting of A-Mark stockholders and at any adjournment or postponement. The Annual Meeting is being held at the Fairmont Miramar Hotel & Bungalows, located at 101 Wilshire Boulevard, Santa Monica, California, United States 90401, on February 2, 2016, starting at 9:00 a.m. PST, for the purposes described in this proxy statement.
A-Mark’s annual report is included with this proxy statement. It contains A-Mark’s financial statements for fiscal year 2015 and other information concerning the Company.
If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before the meeting. The Company's Board of Directors ("Board of Directors" or "Board"), or is, by means of this proxy statement, soliciting your proxy. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified on the proxy card. If no instructions are given, proxies will be voted (1) FOR election of the eight nominees named below under the caption “Election of Directors,”; (2) FOR approval, on an advisory basis, of the compensation of named executive officers for fiscal 2015; (3) FOR ratification of the appointment of Grant Thornton LLP as A-Mark’s independent registered public accountants for the fiscal year ending June 30, 2016, and (4) in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting.
As a registered holder of A-Mark common stock, you may vote over the internet, by mail and in person, as described in these proxy materials, including the proxy card. Attendance in person at the Annual Meeting will not of itself revoke a proxy, but any stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by submitting a properly executed proxy with a later date or by sending a written notice of revocation to A-Mark’s corporate secretary at A-Mark’s principal executive offices.
Instructions for INTERNET VOTING: Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Enter your control number as directed. (The control number is the eleven digit number located beneath the company name and account number on the upper-right side of the proxy material sent to you. If you received an email notification, the control number can be found in the body of the email.) Once you have entered the control number, you may proceed to make your selections on the online ballot. Once completed, you should then click “Submit” to receive a confirmation page as acknowledgement of the successful completion of the voting process. You may vote online until 11:59 PM EST the day before the meeting.
Holders in street name will receive a voting instruction form directly from your bank, broker or other intermediary containing instructions on how you can direct your record holder to vote your shares.
The holders of a majority of the outstanding shares of the Company’s common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted in any manner are included in determining the number of votes present and for purposes of determining whether a quorum is present.
In order to be elected, a nominee for director must receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of the holders†of a majority of the issued and outstanding shares of common stock present in person or by proxy and voting on the matter is required to approve each Proposal other than the election of directors. A withheld vote on a director nominee will have no direct effect on the election. An abstention on Proposal 2 or 3 will have no direct effect on the outcome of the vote on that Proposal. Broker shares that are not voted on a given matter will not be included in determining the number of votes entitled to vote on the matter, and therefore will have no effect on the outcome of the vote on that matter.

Each person we list in this Proxy Statement as a nominee for election as a director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.
The Company has appointed an inspector who will determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and will receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting or any stockholder entitled to vote at the meeting, the inspector will make a report in writing of any challenge, question or matter determined by the inspector and execute a certificate of any fact found by the inspector. Any report or certificate made by the inspector will be prima facie evidence of the facts stated and of the vote as certified by them.
Only stockholders of record at the close of business on December 18, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement. As of the close of business on December 18, 2015, there were 6,973,549 shares of A-Mark common stock outstanding. Each share of common stock entitles the record holder to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement, with no cumulative voting.
If your A-Mark shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to attend the Annual Meeting and vote your shares at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Principal Stockholders
The following table shows certain information for any person who reported being a “beneficial owner” of more than 5% of A-Mark’s common stock. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the Securities and Exchange Commission (the “SEC”) regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after December 26, 2015. Beneficial ownership information is presented as of December 26, 2015, except that where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Joel R. Anderson (2) Charles C. Anderson Harold Anderson	727,016	10.4%
Jeffrey D. Benjamin (3)	813,303	11.5%
William A. Richardson (4)	1,012,728	14.5%
Gregory N. Roberts (5)	934,610	13.3%

_________________________________

(1)	All percentages have been calculated based on 6,973,549 shares of A-Mark common stock outstanding at December 26, 2015.

(2)
Beneficial ownership of Joel R. Anderson, Charles C. Anderson and Harold Anderson is based on their Schedule 13D with the SEC reporting their beneficial ownership of our outstanding common stock, as a group, at March 20, 2014 and additional advice provided to A-Mark by Joel R. Anderson. Based on such information, the group’s beneficial ownership of A-Mark common stock totaled 727,016 shares at December 26, 2015, of which Joel R. Anderson had beneficial ownership of 304,553 shares, Charles C. Anderson had beneficial ownership of 366,338 shares, and Harold Anderson had beneficial ownership of 56,125 shares. The address of Joel R. and Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630, and the address of Harold Anderson is 3101 Clairmont Road, Suite C, Atlanta, GA 30329.

(3)
Beneficial ownership of Jeffrey D. Benjamin is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of shares of A-Mark common stock at March 21, 2014 and additional advice provided to the Company. His beneficial ownership of A-Mark common stock totaled 813,303 shares at December 26, 2015, including 71,914 shares issuable to Mr. Benjamin upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. The reported beneficial ownership also includes 250,000 shares held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership. Such beneficial ownership excludes 47,942 stock options that are not currently exercisable and will not become exercisable within 60 days. The address of Mr. Benjamin is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

(4)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014. His beneficial ownership of A-Mark common stock totaled 1,012,728 shares at March 21, 2014, including 778,938 shares owned directly by Silver Bow Ventures LLC (11.2% of the outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

(5)
Beneficial ownership of Gregory N. Roberts is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of A-Mark common stock at March 21, 2014 and additional advice provided to the Company. His beneficial ownership of A-Mark common stock totaled 934,610 shares at December 26, 2015, including 83,756 shares as to which Mr. Roberts shares voting and dispositive power with his wife and 778,938 shares owned directly by Silver Bow Ventures LLC (11.2% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson, and including shares issuable to Mr. Roberts upon exercise of 71,916 options to acquire A-Mark common stock (as to which shares, upon exercise, Mr. Roberts would have sole voting and sole dispositive power).  The address of Mr. Roberts is 429 Santa Monica Blvd. Suite 230, Santa Monica, CA 90401.

Beneficial Ownership of Management
The following table shows the number of shares of common stock beneficially owned as of December 26, 2015, by each director then serving in office, nominee for director, and executive officer named in the Summary Compensation Table, and by our current directors and executive officers as a group. Except as otherwise indicated in the footnotes below, each named person had sole voting and sole investment power with respect to the shares shown as beneficially owned by that person.

Name Beneficial Owner	Amount of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Joel R. Anderson (2)	727,016		10.4%
Jeffrey D. Benjamin (3)	813,303		11.5%
Ellis Landau	179,025		2.6%
Beverley Lepine	1,000	(4)	*
William Montgomery	198,662	(5)	2.8%
John U. Moorhead	18,272		*
Jess M. Ravich	257,226		3.7%
Gregory N. Roberts (6)	934,610		13.3%
Thor G. Gjerdrum	36,085		*
David W.G. Madge	—		*
All current directors and executive officers as a group (12 persons)	3,203,582	(7)	44.9%

_________________________________
*	Less than 1%.

(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(2)	See footnote (2) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(3)	See footnote (3) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(4)	Includes 1,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 177,745 shares that are held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.

(6)	See footnote (5) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(7)	Includes 159,212 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

INFORMATION ABOUT OUR RELATIONSHIP WITH OUR PRIOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Grant Thornton LLP audited the Company's consolidated financial statements for the fiscal year ended June 30, 2015, and has served as our independent registered public accounting firm since June 12, 2015.
BDO USA, LLP audited the Company's consolidated financial statements for the fiscal year ended June 30, 2014 and served as our independent registered public accounting firm until May 18, 2015.
Fees to Independent Registered Public Accounting Firm for Fiscal Years 2015 and 2014
The following table sets forth by fee category the aggregate fees for professional services rendered by (i) Grant Thornton LLP for the fiscal year ended June 30, 2015 and (ii) BDO USA, LLP for the fiscal year ended June 30, 2014 and for the period from July 1, 2014 through May 18, 2015.

in thousands
Years Ended June 30,	2015	2014
Fee Category	Grant Thornton LLP	BDO USA, LLP
Audit fees (1)	$515	$490
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total	$515	$490

_________________________________

(1)
 Audit fees consisted of services rendered by the principal accountant for the audit and reviews of our annual and quarterly condensed consolidated financial statements. Such audit fees exclude fees of $262,000 charged by BDO USA, LLP related to audit services performed in fiscal year 2015.

(2)
Audit-related fees includes the aggregate fees for assurance and related services provided that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit fees.”

(3)
Tax fees consists of professional services rendered for tax compliance, tax planning, tax advice, and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

(4)	All other fees includes the aggregate fees for products and services provided that are not reported above under “Audit fees,” “Audit-related fees” or “Tax fees.”

Audit Committee Report
The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C under the Securities Exchange Act or 1934 or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.
A-Mark’s Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2015 with management. A-Mark’s Audit Committee has discussed the matters required by Auditing Standard No. 16 (Communications with Audit Committees) and other authoritative guidance, with its independent registered public accounting firm. The Audit Committee has also received the written disclosures and the letter from such firm required by the Securities Acts administered by the Securities and Exchange Commission and in compliance with Rule 3520 (Auditor Independence) of the Public Company Accounting Oversight Board (“PCAOB”), has discussed the independence of such firm and considered whether the provision of non-audit services by such firm is compatible with maintaining the auditor’s independence.
Based on the review and the discussions noted above, A-Mark’s Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission.

Audit Committee of A-Mark Precious Metals, Inc.

Ellis Landau (Chairman) Beverley Lepine William Montgomery John U. Moorhead Jess M. Ravich

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with SGI
Since the spinoff in March 2014, A-Mark and Spectrum Group International, Inc. ("SGI") have operated independently of each other, and neither has any ownership interest in the other. During fiscal 2014, A-Mark and SGI entered into agreements to govern their relationship and provide for an orderly transition, as described below. The terms of these agreements were determined before the spinoff, at times when A-Mark remained a wholly owned subsidiary of SGI.
Distribution Agreement
    A-Mark entered into a separation and distribution agreement, referred to as the distribution agreement, with SGI, which set forth the principal actions taken in connection with the distribution by SGI of all A-Mark common stock in the spinoff, and also governs A-Mark's ongoing relationship with SGI following the spinoff.
A-Mark–SGI Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between A-Mark and its subsidiaries and other affiliates, on the one hand, and SGI and its other subsidiaries and other affiliates, on the other hand, terminated effective as of the distribution, except certain agreements and arrangements that we and SGI expressly provided would survive the distribution.
The Distribution. The distribution agreement governed the rights and obligations of the parties regarding the distribution. Prior to the spinoff, SGI delivered all of the issued and outstanding A-Mark common stock to the distribution agent, which then electronically delivered those shares of A-Mark common stock to entitled SGI shareholders based on the applicable distribution ratio.
Exchange of Information. A-Mark and SGI also agreed to provide each other with access to information in the other party's possession or control owned by such party and created prior to the distribution date, or as may be reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. A-Mark and SGI also agreed to retain such information in accordance with our respective record retention policies for at least seven years. Until the end of the first full fiscal year following the distribution, each party also agreed to use its reasonable best efforts to assist the other with respect to its financial reporting and audit obligations.
Release of Claims; Indemnification. A-Mark and SGI agreed to broad releases pursuant to which each released the other and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to certain exceptions set forth in the distribution Agreement. A-Mark and SGI agreed to indemnify each other and each other’s current and former directors, officers and employees against certain liabilities in connection with the distribution and each other’s respective businesses.
Tax Separation Agreement
Prior to the distribution, A-Mark and SGI entered into a Tax Separation Agreement that governs the respective rights, responsibilities and obligations of SGI and A-Mark with respect to, among other things, liabilities for U.S. federal, state, local and other taxes. In addition to the allocation of tax liabilities, the Tax Separation Agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Under the terms of the Tax Separation Agreement, SGI must prepare and file tax returns for tax periods ending prior to the distribution date and for tax periods which include the distribution date but end after the distribution date, which include A-Mark and its subsidiaries. These tax returns are to be prepared on a basis consistent with past practices. A-Mark must cooperate in the preparation of these tax returns and a have an opportunity to review and comment on these returns prior to filing. A-Mark must pay all taxes attributable to A-Mark and its subsidiaries, and is entitled to any refund with respect to taxes it has paid.
Pursuant to the Tax Separation Agreement A-Mark and SGI agreed not to: (i) enter into or approve proposed acquisition transactions within the meaning of Section 355(e) of the Internal Revenue Code, including merging or consolidating where another party may acquire more than 35%, by vote or value of its common stock; (ii) liquidate or partially liquidate; (iii) discontinue, sell or materially change its business; (iv) sell or otherwise dispose of more than 35% of its gross assets, or (v) engage in other actions, which could jeopardize the tax free nature of the distribution by SGI, for a period of 25 months from the distribution date, without the approval of the other party or obtaining a favorable private letter ruling from the Internal Revenue Service or an unqualified tax opinion that such actions will not result the distribution becoming taxable to SGI and its shareholders, or a waiver from the other party.
The Tax Separation Agreement also contains agreements concerning cooperation in the preparation and filing of tax returns; the determination of taxes attributable to and payable by A-Mark; handling of tax audits; retention and access of records necessary for the preparation and filing of tax returns, the determination of tax attributes of each of A-Mark and SGI, and indemnification obligations of A-Mark and SGI related to their respective tax obligations and breaches of the Agreement.
Secondment Agreement
Under the terms of the Secondment Agreement entered into between SGI and A-Mark, A-Mark agreed to make Gregory N. Roberts, our Chief Executive Officer, and Carol Meltzer, our Executive Vice President, General Counsel and Secretary, available to SGI for the performance of specified management and professional services following the spinoff, in exchange for an aggregate annual secondment fee of $150,000 payable by SGI and reimbursement by SGI of certain bonus payments. Neither Mr. Roberts nor Ms. Meltzer is to devote more than 20% of their professional working time on a monthly basis to SGI and in no event will the performance of services for SGI interfere with the performance of the duties and responsibilities of Mr. Roberts and Ms. Meltzer to A-Mark. In addition, to the services to be provided under the Secondment Agreement, both Mr. Roberts and Ms. Meltzer are permitted to serve as officers and directors of SGI since the spinoff. The Secondment Agreement will terminate on June 30, 2016 and is subject to earlier termination under certain circumstances. Under the Secondment Agreement, SGI is obligated to reimburse A-Mark for the portion of the performance bonus payable under Mr. Roberts’ employment agreement with A-Mark attributable to pre-tax profits of SGI. See "Narrative Discussion of Executive Compensation."
Replacement of SGI Equity Awards; Expenses of the spinoff
In connection with the spinoff, A-Mark agreed to replace all outstanding equity awards relating to SGI common stock with equity awards relating to A-Mark common stock. Under the Distribution Agreement, SGI agreed to pay the cost, fees and expenses of the spinoff. A portion of the replaced equity awards were held by employees of or service providers to SGI who did not become employees of or service providers to A-Mark following the spinoff. A total of 80,306 RSUs and 32,903 stock options relating to A-Mark common stock were granted in March 2014 by A-Mark to such SGI employees and service providers. However, A-Mark does not recognize compensation cost for financial reporting purposes relating to the awards replaced by A-Mark following the Distribution which were held by persons who remained employees of SGI.
Other Related Party Transactions
Sales and Purchases Made to Affiliate Companies
During the years ended June 30, 2015 and 2014, the Company made sales and purchases to various companies that had been under common control with A-Mark through the date of Distribution, and which have been deemed to be related parties as of June 30, 2015 and June 30, 2014.

in thousands
Years Ended June 30,	2015		2014
	Sales	Purchases	Sales	Purchases
Related Party Company
Calzona Ventures, LLC	$157	$—	$5,018	$464
Stack's Bowers Numismatics, LLC	7,364	9,201	11,925	11,187
Related party, total	$7,521	$9,201	$16,943	$11,651
As of June 30, 2015 and June 30, 2014, the Company had related party receivables and payables balance as set forth below:

in thousands
June 30,	2015		2014
	Receivables	Payable	Receivables		Payable
Related Party Company
Calzona Ventures, LLC	$—	$—	$—		$67
Stack's Bowers Numismatics, LLC	2	10	2,563	(1)	205
SGI (Former Parent)	1,095	—	3,289		—
Related party, total	$1,097	$10	$5,852		$272

_________________________________
1) Includes a secured short-term loan receivable totaling $2.6 million bearing interest of 5.5% per annum, which was paid off in full, plus accrued interest, on August 19, 2014.

Secured Loans to Related Parties
On June 18, 2014, CFC assumed the rights to a secured portfolio of short-term loan receivable totaling $2.6 million from Stack's Bowers Numismatics, LLC ("Stack's Bowers"), a related party. The Company reflects this transaction as a financing arrangement with a related party, secured by the portfolio of short-term loan receivables collateralized by numismatic and semi numismatic products and bearing interest at 5.5% per annum. This secured loan was paid off in full, plus accrued interest, on August 19, 2014. As of June 30, 2015, the aggregate carrying value of this loan was $0.0 million.

On October 9, 2014, CFC entered into a loan agreement and related documents with Stack’s Bowers, providing for a secured line of credit in the maximum principal amount of up to $16.0 million, bearing interest at a competitive rate per annum, which is at an interest rate within the range of rates CFC charges its non-related parties. Advances under the line of credit are secured by numismatic and semi-numismatic products. As of June 30, 2015, the aggregate carrying value of this loan was $0.0 million.
During the years ended June 30, 2015 and 2014, the Company earned approximately $229,000 and $3,000 in interest income related to loans made to Stack's Bowers.
On July 23, 2015, CFC entered into a loan agreement and related documents with Stack's Bowers, providing a secured line of credit in the maximum principal amount of up to $2.5 million, bearing interest at a competitive rate per annum, which is at an interest rate within the range of rates CFC charges its non-related parties. The amount of the initial draw was $1.8 million, which has subsequently been partially repaid. The loan is secured by numismatic and semi-numismatic products.
Secondment Agreement Fees and Reimbursements
Under the terms of the Secondment Agreement, A-Mark has agreed to make Gregory N. Roberts, our Chief Executive Officer, and Carol Meltzer, our Executive Vice President, General Counsel and Secretary, available to Spectrum Group International, Inc., A-Mark's former parent ("SGI"), for the performance of specified management and professional services following the spinoff in exchange for an annual secondment fee and reimbursement of certain bonus payments. The Secondment Agreement will terminate on June 30, 2016 and is subject to earlier termination under certain circumstances. The Company records the accrual of secondment fees as a reduction to selling, general and administration expense. During the years ended June 30, 2015 and 2014, the Company accrued $0.2 million and $0.2 million, respectively, of secondment fees related to secondment fees due by fiscal year-end. As of June 30, 2015 and June 30, 2014, the outstanding balance of secondment fees due from SGI was $0.0 million and $0.2 million, respectively.
Income Tax Sharing Obligations
The amounts receivable under the Company's income tax sharing obligation due from SGI, totaled $1.1 million, and $3.1 million as of June 30, 2015 and June 30, 2014, respectively, and is shown on the face of the consolidated balance sheets as income taxes receivable from Former Parent.
Dividends Paid
During the year ended June 30, 2014, the Company paid to SGI dividends totaling $10.0 million, in regards to dividends declared prior to the spinoff. Following the spinoff, the Company initiated a cash dividend policy that calls for the payment of a quarterly cash dividend of $0.05 per common share.
Transaction with Affiliate of Board Member
In February 2015, A-M Global Logistics, LLC ("Logistics"), a wholly owned subsidiary of the Company that was formed to operate the Company's logistics fulfillment center in Las Vegas, Nevada, entered into various agreements with W. A. Richardson Builders, LLC ("WAR"), for the buildout of and improvements to the Las Vegas premises. The amount involved under the WAR contract was approximately $1.2 million, and Logistics paid WAR a fee equal to 5.0% of the contract work, or approximately $0.1 million. The spouse of the Chairman of the Company's Audit Committee, Ellis Landau, is an owner and a managing member of WAR.
Purchase of A-Mark Shares from Certain Substantial Stockholders
On February 26, 2014, A-Mark entered into a Purchase Agreement with Afinsa Bienes Tangibles, S.A. En Liquidacion ("Afinsa"), Auctentia, S.L. ("Auctenia", Afinsa's wholly owned subsidiary) and SGI pursuant to which SGI agreed to purchase all shares of SGI common stock held by Afinsa and Auctentia (which together then beneficially owned approximately 9.7% of SGI's outstanding common stock), for an aggregate purchase price of $6.4 million, payable in cash at two closings and plus interest from February 26, 2014. Under the Purchase Agreement, Afinsa and Auctentia agreed to sell to A-Mark any shares of common stock of A-Mark received by Afinsa and Auctentia in the then proposed spinoff. SGI purchased 50% of the shares of SGI common stock held by Afinsa and Auctentia for $2.10 per SGI share in cash in February 2014. The purchase of those shares by SGI terminated any rights of the sellers to receive shares of A-Mark common stock as a distribution in the spinoff (which occurred in March 2014).
On June 4, 2014, A-Mark and the other parties entered into an amendment to the Purchase Agreement under which, among other things, SGI agreed to purchase all shares of SGI's common stock held by Afinsa and Auctentia, and Afinsa and Auctentia agreed to sell to A-Mark 379,033 shares of A-Mark common stock received by Afinsa and Auctentia in the spinoff. Under this amendment, on June 4, 2014, A-Mark purchased 5,520 shares of A-Mark common stock from Afinsa and 373,513 shares of A-Mark common stock from Auctentia for an aggregate purchase price of $2.2 million, plus interest in the amount of $0.02 million from February 26, 2014 at the rate of 4% per annum. As a result of that purchase by A-Mark, Afinsa and Auctentia ceased holding any shares of A-Mark common stock.
Policy and Procedures Governing Related Party Transactions
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our "Statement of Policy Regarding Transactions with Related Persons." Our policy requires that a related person (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any proposed "related person transaction" (defined as any transaction or series of related transactions that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000) in which such related person has or will have a direct or indirect material interest, together with all material facts with respect thereto. The general counsel must promptly communicate such information to our Audit Committee (references in this paragraph to the Audit Committee include any other independent body of our Board of Directors, which may act instead of the Audit Committee). No related-person transaction will be entered into without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related-person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee in determining whether or not to approve or ratify a related-person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.
Executive Compensation
The table below sets forth the compensation of the Company's Named Executive Officers ("NEOs") for fiscal 2015 and 2014. In the case of Mr. Roberts, compensation for the portion of fiscal 2014 prior to the spinoff (July 1, 2013 through March 14, 2014) was paid by SGI for services in executive capacities at SGI.

Summary Compensation Table - Fiscal 2015 and 2014

Name and Principal Position	Year	Salary (1) ($)	Bonus(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Gregory Roberts	2015	$525,000	$400,000	$—	$—	$—	$19,776	$944,776
Chief Executive Officer and Director	2014	$525,000	$500,000	$—	$—	$—	$34,661	$1,059,661

David W. G. Madge	2015	$425,000	$700,000	$—	$—	$—	$25,503	$1,150,503
President	2014	$425,000	$225,000	$—	$—	$—	$29,671	$679,671

Thor Gjerdrum	2015	$404,000	$17,040	$—	$—	$182,960	$2,424	$606,424
Executive Vice President and Chief Operating Officer	2014	$384,000	$46,000	$—	$—	$279,000	$5,293	$714,293

_________________________________

(1)
Fiscal 2015 salary amounts represent salary paid for services performed in the fiscal year. Salary payments received may vary due to the timing of pay periods that start in one fiscal year and end in the next.

(2)
In fiscal 2015, each NEO received a discretionary year-end bonus. In addition, Mr. Madge received a "completion bonus" of $450,000 for completion of the term of his employment agreement (November 2011 through June 2015).

(3)
Each of the NEOs was granted an award opportunity for fiscal 2015 that constitutes a non-equity incentive plan award. Bonus and non-equity incentive plan compensation for the NEOs are described in greater detail below in “Narrative Discussion of Executive Compensation.”

(4)
Amounts in this column, for fiscal 2015, are as follows:
• Mr. Roberts received $4,500 as a car allowance, $2,403 as a 401(k) matching contribution and $12,873 as a cash payment in lieu of vacation time.
• Mr. Madge received $1,935 as a 401(k) matching contribution and $23,568 as a cash payment in lieu of vacation time.
• Mr. Gjerdrum received $2,424 as a 401(k) matching contribution.

Narrative Discussion of Executive Compensation
In fiscal 2015 and following the spinoff in fiscal 2014, Mr. Roberts was employed by A-Mark and paid all compensation by A-Mark. During that time, under the Secondment Agreement between A-Mark and SGI, Mr. Roberts has provided services to SGI, as the Chief Executive Officer, President and a Director of SGI, for which SGI pays A-Mark. During the portion of fiscal 2014 before the spinoff, Mr. Roberts was employed directly by SGI and paid his compensation by SGI (this compensation is included in the Summary Compensation Table, above). Such SGI-paid compensation was paid for Mr. Roberts’ service to A-Mark as Chief Executive Officer and a Director (A-Mark was then a subsidiary of SGI) and also for his service to SGI and its other subsidiaries.
Messrs. Madge and Gjerdrum were employed directly and compensated by A-Mark and its subsidiaries in fiscal 2014 and 2015, other than compensation relating to equity awards granted by SGI as compensation for services to A-Mark and its subsidiaries.
The Compensation Committee's approach to executive compensation has focused on providing total cash compensation at levels sufficient to attract and retain senior-level executives within our industry. Performance-based annual incentive awards, as part of the cash compensation opportunity, are a key element of the compensation of the NEOs, who are most directly responsible for our business results. The Committee has not issued equity awards to NEOs as part of annual compensation since the spinoff. Equity awards granted before the spinoff by SGI were assumed and adjusted to become equity awards of A-Mark. The Committee may consider granting equity-based compensation in the future to act as additional incentive that is aligned with the interests of stockholders and to promote retention of the executive and long-term service. During fiscal 2015, one NEO, Mr. Gjerdrum, realized compensation from equity awards, in the amount of $150,590, the aggregate market value at June 30, 2015 of 14,383 restricted stock units that vested at that date.
We have chosen to formalize significant terms of employment of our NEOs by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our financial services industry, there is a high degree of competition for talented executives and employees. Hiring often involves substantial negotiations regarding employment terms, which generally must be reflected in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for specified time periods and thereby limiting renegotiations and also by including provisions for the protection of our business. Mr. Roberts’ employment agreement was entered into on March 14, 2014, providing for an employment term extending until June 30, 2016. Mr. Gjerdrum’s employment agreement was entered into on February 28, 2013 and substantially amended on February 28, 2014, providing for an employment term extending until June 30, 2016. Mr. Madge’s employment agreement was entered into as of November 1, 2011, and provided for an employment term extending until June 30, 2015 (Mr. Madge's employment has continued after that date).
Under our NEOs’ employment agreements, the NEO has the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of A-Mark and, in the case of Mr. Roberts, SGI (included because A-Mark has agreed, under the Secondment Agreement, to provide Mr. Roberts' services to SGI). Such performance bonuses are intended to provide performance-based cash compensation that rewards our NEOs for their contribution to our financial performance. We view pre-tax profit as a key financial metric for purposes of our business planning, and one that does not distort the incentives to management or promote undue risk and that substantially reflects the quality of the execution of our business plan by our management team.
For purposes of the employment agreements, “pre-tax profits” is defined as A-Mark’s (or SGI’s, where relevant to Mr. Roberts) net income, as determined under Generally Accepted Accounting Principles or GAAP, for the given fiscal year, adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP) and, in the case of Mr. Roberts and Mr. Gjerdrum, adjusted to eliminate the positive or negative effects of foreign currency exchange and, in the case of Mr. Roberts, adjusted to eliminate certain expenses incurred in connection with specified litigation affecting SGI and expenses of the spinoff.

The annual incentive formula specified for Mr. Roberts in his employment agreement, for fiscal 2015, was as follows:

If A-Mark and SGI pre-tax profits combined were at least $5 million, then the annual incentive would equal:
•	12% of pre-tax profits up to $8 million of pre-tax profits; plus

•	15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

•	18% of pre-tax profits in excess of $10 million of pre-tax profits.

If such combined pre-tax profits were less than $5.0 million, the Committee retained discretion to determine whether to pay any performance bonus and the amount thereof, up to a maximum for this discretionary amount of $600,000. In addition, the Committee retained discretion to reduce the amount of any performance bonus payable under the above formula to an amount not less than $3.0 million.
The performance bonus for Mr. Madge specified for fiscal 2015 was as follows:

If A-Mark were to achieve positive pre-tax profits, then the annual incentive would equal:
•	1.0% of pre-tax profits in excess of $18 million, up to $25 million of pre-tax profits; plus

•	3.0% of pre-tax profits in excess of $25 million, up to $30 million of pre-tax profits; plus

•	5.0% of pre-tax profits in excess of $30 million, up to $35 million of pre-tax profits; plus

•	6.0% of pre-tax profits in excess of $35 million of pre-tax profits.
The Committee could award discretionary bonus amounts in excess of the amounts determined under the above formula.
The performance bonus for Mr. Gjerdrum specified for fiscal 2015 was as follows:

If A-Mark has pre-tax profits of at least $5 million, a portion of the performance bonus will equal:
•	2.0% of such pre-tax profits up to $10 million; plus

•	2.5% of such pre-tax profits in excess of $10 million, up to $20 million; plus

•	3.0% of pre-tax profits in excess of $20 million.

The Committee could award discretionary bonus amounts in excess of the amounts determined under the above formula.
For fiscal 2015, the performance bonuses earned by our NEOs under the applicable pre-set performance formula were as follows:

Named Executive Officer	Earned Annual Incentive Fiscal 2015
Gregory N. Roberts	$—
David W.G. Madge	$—
Thor Gjerdrum	$182,960
A-Mark earned fiscal 2015 pre-tax profits, calculated with the adjustments as described for Mr. Roberts above, of $9.15 million. In the case of Mr. Roberts' annual incentive determination, SGI's performance for fiscal 2015 resulted in a substantial pre-tax loss, offsetting the positive pre-tax profit of A-Mark so that, under the annual incentive formula, no mandatory payout was earned. However, the threshold level of A-Mark pre-tax profits for a discretionary payout was met. In the case of Mr. Madge, A-Mark's pre-tax profit, though positive, failed to achieve the specified threshold for mandatory payout of an annual incentive, although the threshold level for payment of a discretionary bonus was met. In the case of Mr. Gjerdrum, A-Mark's pre-tax profit resulted in the non-equity incentive plan payout shown in the table above. The Committee makes its determinations based on preliminary calculations of financial results, retaining discretion to adjust awards for final financial results.
As in past years, the Committee awarded discretionary bonuses to NEOs for fiscal 2015 in recognition of good performance in areas not fully reflected in pre-tax profits. In determining to award a discretionary bonus, the Committee considered the satisfactory overall performance of each of the NEOs, as well as the fact that pre-specified threshold levels of A-Mark pre-tax profits set as a condition for payment of discretionary bonuses to some of the NEOs had been achieved. The Committee also considered specific achievements including, in the case of Mr. Roberts, the increase in A-Mark's market share in a difficult business environment, the effect of SGI's difficult business environment on the bonus formula and A-Mark's progress in its minority investments in promising businesses and, in the case of Mr. Madge, the increasing contribution to profits from A-Mark's Specialty Products. On that basis, the Committee awarded discretionary bonuses to each of the NEOs, as reflected in the Summary Compensation Table below. The amounts awarded were viewed by the Committee as appropriate based on the level of effort given by the executive team in fiscal 2015, but relatively low in relation to competitive annual incentives so that compensation levels remain aligned with our operating results.
Under his employment agreement, Mr. Madge earned a “completion bonus” of $450,000 based on his continued service to A-Mark through June 30, 2015. This amount is included as fiscal 2015 compensation in the Summary Compensation Table, in the bonus column.
The employment agreements entered into with our NEOs provide for certain payments and benefits in the event of termination of the NEO due to death, total disability, by the employer not for cause or by the NEO for “Good Reason.” In addition, the terms of an NEO’s equity awards may be affected by a termination of employment.
Under the employment agreements, severance payments to the NEO are payable if, during the term of the employment agreement, the NEO’s employment is terminated by us without cause or is terminated by the NEO for “Good Reason.” Severance is payable as follows:

•
For Mr. Roberts, a lump-sum amount equal to the greater of 75% of “Annualized Pay,” which is the annual average of salary and performance bonuses paid for the previous three years, but in any event this severance amount will be not less than $1,500,000.

•
For Mr. Madge, for a termination before June 30, 2015, a pro rata payment of the Completion Bonus of $450,000 as a lump sum, with pro ration based on the number of months worked from November 2011 divided by the total number of months (44) in his employment term under the employment agreement.

•	For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.

In addition, the NEOs would be entitled to the following:

•
Payment of compensation accrued as of the date of termination, consisting of salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under the employer’s expense policies and payment in lieu of accrued but unused vacation.

•
Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.

•	In the case of Mr. Roberts, continued health benefits paid by the employer for six months.

•	In the case of Mr. Gjerdrum, for a termination before June 30, 2015, accelerated vesting of his outstanding RSUs.

Good Reason will arise if the employer materially decreases or fails to pay the NEO’s base salary or performance bonus, or materially changes the NEO’s job description or duties in a way adverse to the NEO, or relocates the NEO’s job site by more than a specified distance without the NEO’s consent, and in each case the employer fails to cure the circumstances after notice from the NEO. Other material breaches of the employment agreement may constitute “Good Reason” in some instances.

In the event of termination of employment in other circumstances, the termination payments and benefits would be as follows:

•	For all terminations, the compensation accrued as of the date of termination (as summarized above) will be paid.

•	In the event of termination due to death or total disability,

•	Each NEO would receive the pro rata performance bonus for the fiscal year of termination.

•
Mr. Roberts would receive the same severance and health benefits payable in the event of a termination by the employer not for cause, except that benefits would be reduced by the amount of any disability or death benefit received under employer plans.

•	For a termination before June 30, 2015, Mr. Gjerdrum’s RSUs would have become fully vested.
Under the employment agreements and equity award agreements, the NEO’s rights are not enhanced based upon a change in control of A-Mark. The agreements provide, however, that certain payments under the agreements may be reduced if, following a change in control, the NEO would be subject to the “golden parachute” excise tax and the reduction in payments would result in the NEO realizing a greater after-tax amount.
The employment agreements provide that the NEOs will be entitled to receive medical insurance, group health, disability insurance and other benefits made generally available to employees, with some of the agreements providing assurance that the level of health benefits will not be diminished during the term of the agreement. The employment agreements also provide for indemnification to the NEOs for liabilities arising out of the NEO’s employment. Mr. Roberts’ employment agreement also provides a motor vehicle allowance of $750 per month. The employment agreements obligate the NEOs not to solicit employees to terminate employment with us or to become employees of another entity for one year following a termination for cause.
Outstanding Equity Awards At Fiscal Year-End — Fiscal 2015

Outstanding Equity Awards At Fiscal Year-End - Fiscal 2015
	Options Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory N. Roberts	23,972		—	10.43	2/15/2023	—	—
	23,972		—	12.52	2/15/2023	—	—
	23,972		—	14.61	2/15/2023	—	—
David W.G. Madge	—		—	—	—	—	—
Thor Gjerdrum	2,997	(2)	—	50.32	7/15/2015	—	—

_________________________________
(1)	All options and stock appreciation rights were fully vested and exercisable at June 30, 2015.

(2)	This award is a stock appreciation right.

Directors' Compensation
The board of directors has adopted a policy providing for cash-based compensation of non-employee directors. Director compensation will be reviewed by the board of directors annually and from time to time to ensure that compensation levels are fair and appropriate. Since the spin-off, equity awards have not been granted to directors except for a grant to a new director shortly following her joining the board of directors. In the future, the board of directors may consider granting equity awards as an element of annual non-employee director compensation. All directors are entitled to reimbursement by the Company for reasonable travel to and from meetings of the board of directors, and reasonable food and lodging expenses incurred in connection therewith and other reasonable expenses.
Under the current Director Compensation Policy, annual compensation of each non-employee director is as follows:

(1)	Cash retainer -- $60,000 per year;

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000;

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000; and

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000.
No meeting fees are paid under the current Director Compensation Policy. Service as a member of a committee other than the Audit Committee or Compensation Committee does not result in additional compensation. Directors who are employees of the Company are not paid additional compensation for service as a director.
The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, will be deemed to begin on the date of our annual meeting of stockholders.

Jeffrey D. Benjamin, the Chairman of the Board, receives no additional cash compensation for service in that capacity under this Policy (he does receive the regular annual retainer for service as a non-employee director, however). After she joined the board of directors in 2015, Beverley Lepine was granted an option to purchase 3,000 shares, at $10.08 per share, vesting ratably over three years, and with a maximum term of ten years. In the event of termination of the director's service due to death, disability, or for any other reason not at the election of the director (excluding a termination for cause), the option will become fully vested and will remain outstanding for not more than two years thereafter. Upon termination of service for any other reason, the unvested portion of the option will be forfeited and the vested portion of the option will remain outstanding for not more than 90 days thereafter.
The following table sets forth information regarding compensation earned by non-employee directors of the Company during fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jeffrey D. Benjamin	$60,000	$—	$—	$—	$60,000
Joel Anderson	$60,000	$—	$—	$—	$60,000
Ellis Landau	$75,000	$—	$—	$—	$75,000
Beverley Lepine	$28,000	$—	$10,890	$—	$38,890
William Montgomery	$65,000	$—	$—	$—	$65,000
John Moorhead	$75,000	$—	$—	$—	$75,000
Jess M. Ravich	$75,000	$—	$—	$—	$75,000

_________________________________
(1)
At June 30, 2015, Ms. Lepine and Mr. Benjamin held stock options to purchase A-Mark shares. Ms. Lepine held an option to purchase 3,000 shares, exercisable at $10.08 per share, with no part of the option then vested and exercisable. Mr. Benjamin held an option to purchase 119,856 shares at $8.35 per share, which was vested and exercisable as to 47,943 shares and unvested and unexercisable as to 71,913 shares. This option was granted at the time of the spin-off in fiscal 2014, as a replacement and adjustment of an option to purchase 500,000 SGI shares.

Equity Compensation Plan Information
The following table provides information as of June 30, 2015, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	328,415	(1)	$8.40	(2)	622,000	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	328,415		$8.40		622,000

_________________________________
(1)
Consists of stock options and restricted stock units granted by A-Mark to replace outstanding SGI stock options and restricted stock units in connection with the spinoff and options issued by A-Mark subsequent to the spinoff. The former SGI equity awards had been granted by SGI under its 2012 Stock Award and Incentive Plan (2012 Plan) and its 1997 Stock Incentive Plan, as amended (1997 Plan). The terms of the 2012 Plan and 1997 Plan governing equity awards generally apply to the replacement awards granted by A-Mark, but A-Mark was not and is not authorized to grant equity awards under those Plans other than the equity awards that directly replaced the former SGI equity awards.

(2)
Weighted average exercise price is calculated including RSUs, which for this purpose are treated as having an exercise price of zero. If calculated solely for options and stock appreciation rights that have an exercise price, the weighted average exercise price of outstanding options, warrants and rights at June 30, 2015 was $11.39.

(3)
These shares are available for future issuance under A-Mark's 2014 Stock Award and Incentive Plan (2014 Plan). All 2014 Plan shares are available for awards of stock options, stock appreciation rights, restricted stock units, restricted stock and other "full-value" awards.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of their ownership of, and transactions in, the Company's common stock or other Company equity securities. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and representations of directors and executive officers, during the fiscal year ended June 30, 2015, all of such persons were in compliance with the applicable Section 16(a) reporting requirements, except with respect to certain Form 4 filings which were inadvertently filed late.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board of Directors of the Company has fixed the number of directors at eight. The Company's directors are elected at the Annual Meeting of stockholders.
The Nominating Committee nominated and the Board of Directors ratified the nomination of the eight nominees set forth below. All of the nominees are currently serving on the Company’s Board of Directors, and all have consented to being named in this proxy statement and to serve if elected.
Unless authority to vote for the election of directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below.
Joel R. Anderson
Jeffrey D. Benjamin
Ellis Landau
Beverley Lepine
William Montgomery
John U. Moorhead
Jess M. Ravich
Gregory N. Roberts

A-Mark’s restated certificate of incorporation provides that directors may be removed only for cause and that any such removal must be approved by the affirmative vote of at least a majority of the outstanding shares of A-Mark capital stock entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.
Information Concerning Directors
You will find below background information, specific credentials, experience and other qualifications with respect to the nominees for election, each of whom has been nominated by the Board of Directors to serve until the next annual meeting of stockholders, in 2016, and until their respective successors are duly elected and qualified. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding their holdings of A-Mark’s common stock. No other nominations were submitted.
Joel R. Anderson, aged 72, has served as a Director since March 2014. Mr. Anderson is the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and is also the chairman and a director of various affiliated companies, including TNT Fireworks, the country’s largest importer and distributor of consumer fireworks; Anderson Press, a major publisher of children’s books and associated children’s product; and Whitman Publishing Company, the leading publisher of books and related products for coin collections. Mr. Anderson has served as chairman and in other positions with Anderson Media Corporation for more than five years. He is a principal of Stack's LLC, SGI’s joint venture partner in Stack’s Bowers Numismatics, LLC., a rare coin and currency auction house. Mr. Anderson served as a director of SGI from 2012 through March 2014. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its nominating and governance committee. He is also a lifetime member of the American Numismatic Association. Mr. Anderson studied at the University of North Alabama.
Mr. Anderson’s extensive business experience, combined with his personal interest and expertise in numismatics, provide the Board of Directors with insight and guidance in matters of business planning and growth strategy.
Jeffrey D. Benjamin, aged 54, has served as Chairman of the Board and a Director since March 2014. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin served as non-Executive Chairman of the Board of SGI from 2012 until March 2014 and as a director of SGI from 2009 until March 2014. He is also a member of the boards of directors of Caesars Entertainment Corporation, Exco Resources, Inc. and Chemtura Corporation. Mr. Benjamin is a trustee of the American Numismatic Society and has had a long-standing personal interest in coin collecting. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.
With his financial and business background and service as a public company director, including service with SGI at times A-Mark was a subsidiary, and his personal involvement in numismatics, Mr. Benjamin contributes to the Board in matters of corporate finance, governance, business development and industry strategy.

Ellis Landau, aged 71, has served as a Director since March 2014, and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Casino + Hotel in Las Vegas, Nevada. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau served as a director of SGI from 2012 until March 2014. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau is currently a member of the Board of Directors of Full House Resorts, Inc. (NASDAQ: FLL). Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.
Mr. Landau brings to the Board substantial finance, accounting and corporate governance experience, including the experience and ability to serve as the Chairman of the Audit Committee.
Beverley Lepine, aged 63, retired as Chief Operating Officer from the Royal Canadian Mint, a Canadian Federal Crown Corporation, after 27 years in various positions, including Chief Financial Officer and Vice President of Manufacturing. Prior to joining the Royal Canadian Mint, Ms. Lepine worked from 1980 until1987 for the Treasury Board Secretariat of the Government of Canada and Via Rail Canada. Upon graduating with a Bachelor's degree in Business Administration from Bishop's University in 1974, Ms. Lepine worked for Clarkson Gordon from 1974 until1980 where she obtained her Chartered Public Accountant (CPA) designation in 1978. She obtained her Institute of Corporate Directors Certificate (ICD.D) in 2011. Ms. Lepine was Chair of the Board of Bruyere Continuing Care, a chronic continuing care hospital in Ottawa from 2008-2010 and is currently Treasurer and member of the Board of the Pallium Foundation.
Ms. Lepine brings to the Board extensive knowledge of the worldwide minting and coinage industries and expertise in distribution, logistics, manufacturing and refining of precious metals.
William Montgomery, aged 55, has served as a Director since March 2014. Mr. Montgomery is a private investor with a focus on equities and real estate. He was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Previously, he was a Managing Director at Salomon Brothers Inc., where he was a member of the fixed income arbitrage group with responsibility for proprietary investments in high yield securities, a distressed debt trader and a member of the investment banking group. Mr. Montgomery served as a director of SGI from 2012 until March 2014. He is a graduate of the University of Virginia and the Columbia University School of Law.
Mr. Montgomery brings to the Board expertise in investments, finance and capital markets, which the Company believes is particularly important as it seeks to grow its market presence.
John (“Jay”) U. Moorhead, aged 63, has served as a Director since March 2014, and serves as Chairman of our Compensation Committee. He has been a managing director of Ewing Bemiss & Co., an investment banking firm, since 2009. Prior to joining Ewing Bemiss, Mr. Moorhead was a managing director at Westwood Capital from 2005 until 2009 and MillRock Partners from 2003 until 2005, boutique investment banking firms serving private middle market and public growth companies. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead served as a director of SGI from 2012 until March 2014. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.
    Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has experience in the area of executive compensation, which gives him the experience and ability to serve as Chairman of our Compensation Committee.
Jess M. Ravich, aged 58, has served as a Director since March 2014. Mr. Ravich is group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as chief executive officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an executive vice president of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a senior vice president at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich served as a director of SGI from 2009 until March 2014. He also serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE). Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.
With his extensive background in investment banking and the financial markets, Mr. Ravich provides Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.

Gregory N. Roberts, aged 53, has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has served as President and Chief Executive Officer of Spectrum Group International, Inc. since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts has substantial management and business experience in the area of collectibles and trading and has been a trader since the age of 12.
Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s executive officers and management oversee the day-to-day operations of A-Mark. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors. Our directors also discuss business and other matters with the Chief Executive Officer and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).
The Board of Directors considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining its ability to separate the roles of Chairman and Chief Executive Officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the Chief Executive Officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.
Mr. Benjamin was appointed Chairman of the Board on March 17, 2014. The Chairman of the Board has the authority to call special meetings of the Board, sets the agenda for Board meetings, acts as a Board liaison with the Chief Executive Officer, chairs meetings of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The Board believes that Mr. Benjamin’s work experience, education and leadership ability make him the best choice currently to serve as our Chairman of the Board.
In fiscal 2014, the SGI Board of Directors met six times before the Spinoff and the A-Mark Board of Directors met two times after the Spinoff (meetings include telephonic meetings).   Each director attended at least 75% of the meetings of the aggregate of SGI and A-Mark Boards of Directors and the SGI and A-Mark Board committees, if any, of which he was a member during the period of the director's service in fiscal 2014.
Under the Company’s policy, each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevents his attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting.
The Company’s Board of Directors has determined that all nominees for the Board of Directors other than Greg Roberts qualify as “independent” as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards.
Committees of the Board
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The duties and responsibilities of the Audit Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non- audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of the Audit Committee are Messrs. Landau (Chairman), Montgomery, Moorhead and Ravich. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and meets the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and otherwise satisfies the conditions of The NASDAQ Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, Mr. Landau qualifies as an "audit committee financial expert," in compliance with the rules and regulations of the SEC and The NASDAQ Stock Market.
Compensation Committee
The duties and responsibilities of the Compensation Committee are set forth in its written charter, available on our website, www.amark.com, and include the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•
to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and

•	to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion;
The members of the Compensation Committee are Messrs. Moorhead (Chairman), Landau and Ravich. Each of the members of the Compensation Committee is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines, and otherwise satisfies the conditions of The NASDAQ Stock Market rules for compensation committee membership.
Steven Hall & Partners, LLC (“Steven Hall”), an independent executive compensation consulting firm, has been retained by the Compensation Committee to advise and assist it with respect to executive compensation matters.  The Committee has the sole authority to set Steven Hall’s compensation and/or to terminate the services of Steven Hall.  Steven Hall’s services to A-Mark are generally limited to advising on executive and director compensation, the implementation of our compensation programs, governance policies and disclosure matters that relate to compensation or are affected by compensation arrangements.  The Committee has determined that Steven Hall has no conflict of interest and is independent in its role as compensation consultant to the Committee.
The Committee often requests our CEO, General Counsel and other senior executives to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the Committee or the Board of Directors, and to provide information to the Committee and the Board regarding compensation issues.  These executives provide insight, suggestions and recommendations, as requested by the Committee, regarding executive compensation matters. The Committee also meets with our CEO to discuss his compensation package and his recommendations for other executives.  In this regard, the Committee from time-to-time authorizes the CEO to negotiate on compensation matters and, for non-executive officers, to make determinations regarding compensation.  Members of our management team work with Steven Hall to provide it information and develop proposals relating to the structure of executive compensation, to ensure the accuracy of information provided to the Committee and in implementing our compensation programs.  Ultimately, the terms of compensation of our CEO and other executive officers are subject to the approval of the Compensation Committee.

Nominating and Corporate Governance Committee
The duties and responsibilities of the Nominating and Corporate Governance Committee set forth in its written charter, available on our website, www.amark.com, and include the following:

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.
The members of the Nominating and Governance Committee are Messrs. Ravich (Chairman), Montgomery and Moorhead. Each of the members is an independent director, as defined under the rules of The NASDAQ Stock Market and our Corporate Governance Guidelines.
Corporate Governance Guidelines
Our Board of Directors has adopted our Corporate Governance Guidelines that sets forth our policies and procedures relating to corporate governance effective as of the distribution. Our Corporate Governance Guidelines is available on our website, www.amark.com.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members. The Committee believes that members of the Company’s Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. These qualities, which are only threshold criteria and are subject to limited exceptions, include integrity, absence of conflict of interest which would impair the ability to serve, fair and equal representation, achievement, oversight, business understanding and available time.
The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.
The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the minimum qualifications required by the Committee of candidates for election as director; determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board; consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and consider the extent to which the membership of the candidate on the Board will promote diversity among the directors (for this purpose, diversity includes diversity of background, experience, business skills, business relationships and other attributes). In its discretion, the Committee may solicit the views of the Chief Executive Officer, other members of the Company’s senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board. The Committee maintains appropriate records regarding its process of identifying and evaluating candidates for election to the Board.
It is the policy of the Company that the Nominating and Corporate Governance Committee of the Board consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates. In considering any recommendation for the nomination of directors, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company. Only those recommendations whose submission complies with the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered by the Committee.
Oversight of Risk Management
Our Board recognizes that companies face a variety of risks, including credit risk, liquidity risk, strategic risk, and operational risk. It believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.  Our Board encourages and management promotes a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works, with the input from our executive team, to assess on an on-going basis and analyze the most likely areas of future risk for us.
Code of Ethics
Our board of directors has adopted a Code of Ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our code of ethics is available on our website, www.amark.com.
Stockholder Communications to the Board
The Company’s security holders may send communications to the Board of Directors. All communications should be delivered either in writing addressed c/o Legal Department at 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401 or by e-mail to directors@amark.com. All communications must be accompanied by the following information: a statement of the type and amount of the securities of the Company that the person holds; and any special interest, meaning an interest not in the capacity as a stockholder of the company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.
Concerns about accounting, internal accounting controls or auditing matters should be reported pursuant to the procedures outlined on our website at www.amark.com/governancepolicies, under “Policy on Reporting Questionable Accounting or Auditing Matters."
Executive Officers
A-Mark’s executive officers are as follows:

Name	Age	Position(s)
Gregory N. Roberts	53	Chief Executive Officer and Director
David W. G. Madge	56	President
Cary Dickson	58	Chief Accounting Officer
Thor G. Gjerdrum	48	Executive Vice President and Chief Operating Officer
Carol Meltzer	57	Executive Vice President, General Counsel and Secretary
See “Information Concerning Directors”, above, for information relating to Mr. Roberts.
David W.G. Madge has been President of A-Mark since September 2011. Prior to that, Mr. Madge held various positions with the Royal Canadian Mint (RCM), a Commercial Crown Corporation of the Government of Canada, since 1995, most recently serving as Executive Director of the Bullion and Refinery Business Services, which included the refinery plant operations. Mr. Madge previously served as Director of Bullion & Refinery Services for RCM, where he was responsible for global sales and marketing activities. Mr. Madge received a Bachelor of Science degree in 1983 and a Bachelor of Arts degree in 1987, each from the University of Waterloo (Ontario, Canada.)
Cary Dickson was appointed as Chief Financial Officer of A-Mark on November 9, 2015. Prior to that,

Mr. Dickson served in a variety of executive capacities for the Mattel companies from 2005 to 2014, including as Vice President of Finance for Mattel, Inc. from 2011 to 2014, and as Chief Financial Officer of Mattel Foundation from 2005 to 2014. Mr. Dickson also served as Vice President of Corporate Responsibility Audit for Mattel Toys from 2008 to 2011. Most recently, Mr. Dickson was President of his own financial consulting firm. Mr. Dickson, a Certified Public Accountant, holds a Bachelor of Science degree in Marketing from Southern Illinois University and a Masters of Taxation degree from the University of Denver School of Law.

Thor G. Gjerdrum has served as A-Mark’s Executive Vice President and Chief Operating Officer since July 1, 2013 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013. Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in accounting from Santa Clara University.
Carol Meltzer has served as our General Counsel, Secretary and Executive Vice President since March 2014, assuming those offices at the time of the Spinoff. She served as General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies since 2006, and served in a variety of legal capacities for SGI since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor.

PROPOSAL NO. 2 - PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to cast an advisory vote on the fiscal 2015 compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the compensation tables, the section entitled “Narrative Discussion of Executive Compensation,” and other executive compensation disclosures.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders approve the fiscal 2015 compensation of A-Mark’s executive officers named in the Summary Compensation Table, as disclosed in A-Mark’s Proxy Statement dated January 6, 2016, including the compensation tables, the section entitled “Narrative Discussion of Executive Compensation” and other executive compensation disclosures.
Please refer to the sections of this Proxy Statement referenced above for a detailed discussion of our executive compensation practices and the fiscal 2015 compensation of our NEOs.
Our executive compensation program has been designed to strongly promote the success of our business, by attracting and retaining an experienced and capable management team and providing incentives to achieve and exceed our goals and, in doing so, building long-term value for stockholders.  The fiscal 2015 compensation of our executive officers met the objectives of our program and helped to promote our long-term business success.
In making the decision to approve fiscal 2015 compensation, stockholders are urged to consider the following:

•
A-Mark became a separate public company in fiscal 2014 as a result of the Spinoff in which its former parent, Spectrum Group International, Inc. (“SGI”), distributed all of the outstanding shares of A-Mark common stock to Spectrum’s stockholders. A-Mark’s stock is now listed on the Nasdaq Global Select Market.

•
The Spinoff was a major catalyst in an increase in stock value accruing to SGI stockholders who became A-Mark stockholders at the time of the Spinoff. A holder of $1,000 in value of SGI stock at the beginning of fiscal 2014 (valued at $2.25 per share as of June 30, 2013) saw that become shares of A-Mark and SGI with a combined market value of $1,507 by the end of the fiscal year.

•
A-Mark's financial results for fiscal 2015 declined from the prior year, primarily due to the lower price of gold and silver and reduced premium spreads. Despite the strong headwinds in the gold and silver markets, management achieved some notable successes. Among other things, the Company’s trading volume of silver as a percentage improved from fiscal 2014 to 2015.

•
In fiscal 2015, A-Mark expanded its value-added products pipeline to more than 25 custom coin products and another 25 custom coin products under development, and expanded its new turn-key service offerings to its existing customer base, including finance, storage and delivery fulfillment solutions.

•	These programs reflect management's efforts to mitigate the effect of short-term fluctuations in commodity prices through profitable value-added products and complementary services.

•
Management's efforts in fiscal 2015 have positioned the Company for growth and increased profitability. This has been reflected in very favorable stock price appreciation in the second half of calendar 2015.

Compensation paid to our NEOs for fiscal 2015 was aligned with these results. A performance-based annual incentive was paid to our COO, based primarily on the level of A-Mark's profitability, at a relatively modest level. No performance-based annual incentive was paid to our CEO or to our President. For the CEO, the annual incentive award formula resulted in a zero payout in large part due to SGI results, which recorded a loss for the year, rather than A-Mark results. In the case of the other two NEOs, discretionary bonuses for fiscal 2015 were paid based on the Compensation Committee's assessment of their contributions to our fiscal 2015 results.
The Board and the Compensation Committee believe that the level of compensation of our NEOs for fiscal 2015 was aligned with our overall results and was appropriate in light of the efforts and accomplishments of management.
     As an advisory vote, this proposal is not binding upon A-Mark or the Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.  If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.
❖ ❖ ❖ ❖ ❖ ❖ ❖
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FISCAL 2015 COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY STATEMENT
❖ ❖ ❖ ❖ ❖ ❖ ❖

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“GT LLP”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2016.
Stockholder ratification of the selection of GT LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board is submitting the selection of GT LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
A representative of GT LLP is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.
This proposal requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting (or represented by proxy) and voting on the matter.
❖ ❖ ❖ ❖ ❖ ❖ ❖
THE BOARD OF DIRECTORS CONSIDERS THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016 TO BE IN THE BEST INTERESTS OF A-MARK AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF GRANT THORNTON LLP AT THE MEETING.
❖ ❖ ❖ ❖ ❖ ❖ ❖

STOCKHOLDER PROPOSALS
Stockholder proposals intended to be presented at next year’s annual meeting of stockholders and included in A-Mark’s proxy materials for that meeting must be received by A-Mark, addressed to the attention of A-Mark’s corporate secretary, at its offices at 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401, no later than September 10, 2016 (120 days prior to the first anniversary of the mailing date of this proxy statement), in order to be included in A-Mark’s proxy statement and proxy card relating to that meeting. Such proposal must comply with all other applicable legal requirements in order to be included in the proxy materials for that meeting. In addition, a stockholder who intends to present an item of business at the 2017 Annual Meeting of Stockholders, other than a proposal submitted for inclusion in A-Mark’s proxy materials, must provide notice of such business to the Company on or before September 10, 2016 and must comply with all applicable requirements of the Company’s By-Laws.

OTHER BUSINESS
The Board of Directors has, at the date of this proxy statement, received no notice and otherwise is not aware of any other matter that is to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy card to vote proxies in accordance with their judgment on such matters.

OTHER INFORMATION
Although it has entered into no formal agreements to do so, A-Mark will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by A-Mark. Proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission, or special letter by directors, officers and regular employees of A-Mark without additional compensation.
A copy of A-Mark’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules) will be furnished without charge to a stockholder upon written request to: Carol Meltzer, Corporate Secretary, 429 Santa Monica Blvd., Suite 230, Santa Monica, California 90401. It is important that your stock be represented at the Annual Meeting whether or not you expect to attend. The Board of Directors urges you to complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope. Your cooperation as a stockholder, regardless of the number of shares of stock you own, will reduce the expenses incident to a follow-up solicitation of proxies.
If you have any questions about voting your shares, please telephone A-Mark at (310) 587-1477.

Sincerely,

/s/ Carol Meltzer
CAROL MELTZER
Secretary

Santa Monica, California
January 6, 2016

A-MARK PRECIOUS METALS, INC.
PROXY

For the Annual Meeting of Stockholders To Be Held on February 2, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on February 2, 2016: The proxy materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at www.amark.com

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSAL 2 AND 3.

1. Election of Eight Directors:		FOR ALL	WITHHOLD FOR ALL	* FOR ALL EXCEPT

Director Nominees:	01 Joel Anderson 02 Jeffrey D. Benjamin 03 Ellis Landau 04 Beverley Lepine 05 William Montgomery 06 John U. Moorhead 07 Jess M. Ravich 08 Gregory N. Roberts	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name of the nominee(s) in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Advisory vote on executive compensation.	☐	☐	☐

3.	Ratification of Grant Thornton LLP as independent registered public accounting firm for fiscal 2016.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting.

	Mark Here for Address Change or Comments	☐
	Mark Here if You Plan To Attend the Meeting	☐

Signature	Date	Signature	Date

NOTE: Please sign exactly as your name or names on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.